Exhibit 99.1
October 27, 2010
Parkvale Financial Corporation, Monroeville, PA announces earnings for the first quarter of fiscal 2011
     Parkvale Financial Corporation (NASDAQ: PVSA) reported net income for the quarter ended September 30, 2010 of $2.2 million compared to net income of $855,000 for the quarter ended September 30, 2009. Income available to common shareholders, after the payment of dividends on preferred stock, was $1.8 million or $0.33 per diluted common share for the quarter ended September 30, 2010 compared to $458,000 or $0.08 per diluted common share for the quarter ended September 30, 2009. The $1.4 million increase in net income for the September 2010 quarter reflects a $1.8 million reduction in non-cash debt security impairment charges and a $1.3 million decrease in the provision for loan losses, partially offset by increases in tax expense and noninterest expense. Income tax expense was $638,000 in the September 2010 quarter compared to a tax benefit of $515,000 in the September 2009 quarter, reflecting the increase in pre-tax income. Noninterest expense increased by $458,000 for the quarter primarily due to a $326,000 increase in FDIC insurance premiums. Net interest income decreased by $459,000 due to lower levels of net average interest-earning assets during the September 2010 quarter. The lower level of interest-earning assets was partially offset by an increase in the average interest rate spread to 2.09% for the September 2010 quarter from 2.01% for the September 2009 quarter.
     Parkvale Financial Corporation is the parent of Parkvale Bank, which has 47 offices in the Tri-State area and assets of $1.8 billion at September 30, 2010.
(Condensed Consolidated Statement of Operations and selected financial data is attached.)

Contact:	Robert J. McCarthy, Jr.	Gilbert A. Riazzi
	President and CEO	Chief Financial Officer
	(412) 373-4815	(412) 373-4804
Email: gil.riazzi@parkvale.com

PARKVALE FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands except per share data)
(Unaudited)

	Three months ended
	September 30,
	2010	2009

Total interest income	$16,839	$20,022
Total interest expense	7,980	10,704

Net interest income	8,859	9,318
Provision for loan losses	1,034	2,289

Net interest income after provision for losses	7,825	7,029
Net impairment charges recognized in earnings	(996)	(2,761)
Other noninterest income	4,082	3,664
Total noninterest expense	8,050	7,592

Income before income taxes	2,861	340
Income tax expense (benefit)	638	(515)

Net income	2,223	855
Less: Preferred stock dividend	397	397

Income to common shareholders	1,826	458

Net income per basic common share	$0.33	$0.08
Net income per diluted common share	$0.33	$0.08
Cash dividends declared per common share	$0.02	$0.05
SELECTED FINANCIAL DATA
(In Thousands except per share data)

	Sept. 30,	June 30,	Sept. 30,
	2010	2010	2009

Total assets	$1,820,703	$1,842,380	$1,903,314
Deposits	1,480,482	1,488,073	1,518,661
Total loans, net of allowance	1,014,608	1,032,363	1,071,611
Loan loss allowance	19,624	19,209	19,484
Nonperforming loans and foreclosed real estate	36,476	35,157	40,879
Ratio to total assets	2.00%	1.91%	2.15%
Allowance for loan losses as a % of gross loans	1.90%	1.83%	1.79%
Total shareholders’ equity	$119,468	$118,944	$151,110
Book value per share	15.86	15.77	21.99
OTHER SELECTED DATA

	Three months ended
	September 30,
	2010	2009

Average yield earned on all interest-earning assets	3.95%	4.45%
Average rate paid on all interest-bearing liabilities	1.86%	2.44%
Average interest rate spread	2.09%	2.01%
Net yield on average interest-earning assets	2.08%	2.07%
Return on average assets	0.48%	0.18%
Return on average equity	6.68%	2.26%
Other noninterest expenses to average assets	1.74%	1.59%